EXHIBIT 4.1

DISTRIBUTION REINVESTMENT PLAN (Effective as of December 31 2007)

Broadstone Net Lease, Inc., a Maryland corporation (the “Corporation”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by Broadstone Asset Management, LLC or its successor as administrator of the Plan (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.     Election to Participate. Any purchaser of shares of common stock of the Corporation, par value $.001 per share (the “Shares”) or membership units of Broadstone Net Lease, LLC (the “Operating Company”) that are convertible into Shares (“Membership Units”) (Shares and Membership Units are collectively, “Securities”), and any Person who acquires Shares or Membership Units from such a purchaser in accordance with the terms of the Corporation’s Articles of Incorporation and Bylaws or the Operating Company’s Amended and Restated Operating Agreement, may become a Participant by making a written election to participate, as applicable, on such purchaser’s subscription agreement at the time of subscription for Shares or by written notice to the Corporation with regards to Membership Units. Any stockholder or member who has not previously elected to participate in the Plan, may so elect at any time by completing and executing an authorization form obtained from the Corporation or any other appropriate documentation as may be acceptable to the Administrator which shall include representations that the proposed Participant is an “Accredited Investor” (as defined below), is the donee of an Accredited Investor, or otherwise satisfies the suitability criteria required by the Corporation. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Securities owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2.     Distribution Reinvestment. The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Corporation with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the record date to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board.

3.     General Terms of Plan Investments.

(a)     The Corporation intends to offer Shares pursuant to the Plan at $50 per share until December 31, 2009 and thereafter at 98% of the Determined Share Value (as such term is defined in the Corporation’s Articles of Incorporation), regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid.

(b)     Organizational, offering or marketing expenses will not be paid or reimbursed for Shares purchased pursuant to the Plan.

(c)     For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(d)     Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal month in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Corporation and will become property of the Corporation.

(e)     Participants may acquire fractional Shares, computed to three decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Corporation or its transfer agent.

4.     Absence of Liability. Neither the Corporation nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Corporation nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder for any purchases or sales on behalf of the participants in the Plan.

5.     Suitability. Each Participant shall notify the Corporation in the event that, at any time while participating in the Plan, there is a material change in the Participant’s financial condition or an inaccuracy of any representation relating to the suitability of the Participant as an investor and qualification of the Participant as an “Accredited Investor” as such term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended (an “Accredited Investor”) made by Participant in connection with the Participant’s purchase of the Securities. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards as an investor and qualification as an Accredited Investor previously represented.

6.     Reports to Participants. Within thirty (30) days after the end of each calendar month, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased, the per Share purchase price for such Shares pursuant to the Plan, and any other transaction processed to the participant’s account during the current year. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Corporation in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Securities becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Corporation or the Administrator at least annually.

7.     Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8.     Termination.

(a)     A Participant may terminate or modify participation in the Plan at any time by written notice to the Corporation. To be effective for any Distribution, such notice must be received by the Corporation at least ten (10) days prior to the record date of the Distribution Period to which it relates.

(b)     A Participant’s transfer of Securities will terminate participation in the Plan with respect to such transferred Securities as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Securities in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

9.     State Regulatory Restrictions. The Corporation is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

10.     Amendment or Termination by Corporation.

(a)     The terms and conditions of this Plan may be amended by the Corporation at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b)     The Corporation may terminate the Plan by providing thirty (30) days’ prior written notice to all Participants.

(c)    The Corporation may terminate a Participant’s individual participation in the Plan, at any time by providing ten (10) days’ prior written notice to a Participant, if the Participant’s participation in the Plan may (i) adversely affect the status of the Corporation as a real estate investment trust pursuant to Section 856 of the Internal Revenue Code; (ii) result in a Participant who is not an Accredited Investor, (iii) violate or create adverse consequences under any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Corporation and its securities including, without limitation, the Employee Retirement Income Security Act of 1974 or Internal Revenue Code, (iv) with regards to Shares, be prohibited by the Corporation’s Articles of Incorporation or Bylaws, or (v) with regards to Membership Units, be prohibited by Broadstone Net Lease, LLC’s Articles of Organization or Operating Agreement.

(d)     After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participation’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Securities made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

11.     Participation by Members of Broadstone Net Lease, LLC. For purposes of this Plan, “Participants” shall be deemed to include members of Broadstone Net Lease, LLC that elect to participate in the Plan, and “Distribution,” when used with respect to such members shall mean cash distributions on Membership Units held by such member.

12.     Authorization. Any determination, decision, or action of the Board in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants, unless otherwise determined by the Board.

13.    Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of New York, unless otherwise, and only to the extent, required to be governed by the Maryland General Corporate Law, as amended.

14.     Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing to the following address:

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, NY 14604

Attention: Shareholder Services

or such other address provide by the Administrator or Corporation by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

DISTRIBUTION REINVESTMENT PLAN: ELECTION TO PARTICIPATE

Thank you for your interest in the Distribution Reinvestment Plan (the “Plan”) of Broadstone Net Lease, Inc. (the “Corporation”). We are pleased to offer this opportunity to our stockholders and holders of units in Broadstone Net Lease, LLC. In order to become a participant in the Plan, please sign this Election of Participation below and return it to the Corporation, Broadstone Net Lease, Inc., at the following address:

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, NY 14604

Attn: Shareholder Services

For this Election to Participate to apply to any distribution, it must be received no later than 10 days prior to the record date of the applicable fiscal month. If this Election is received by the Corporation after that date, you will receive a cash distribution for such month and your enrollment will be processed for any distribution declared with respect to the following fiscal month. Once you have enrolled in the Plan, your enrollment will continue for all subsequent distributions until the Corporation receives written notice from you withdrawing from the Plan.

By signing below, you:

•	elect to participate in the Plan, until such time as you provide the Corporation with written notice of your desire to no longer participate;

•	appoint the Administrator as your agent under the terms of the Plan;

•	represent to the Corporation that you are an “accredited investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

•	agree to notify the Chief Executive Officer of the Corporation of any material change to the information you have previously represented to the Corporation regarding your financial position and business experience; and

•	affirm that the Form W-9: Request for Taxpayer Identification Number and Certification provided by you to the Corporation remains correct and complete.

I would like to reinvest:

         Full Dividend Reinvestment: Mark this box if you wish to reinvest all distributions

         Partial Dividend Reinvestment     % of my distribution: Mark this box and specify the percentage of shares on which you wish to have distributions reinvested.

Signature of Subscriber	Date

Signature of Subscriber (Additional if required)	Date

Print Subscriber Name

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